Exhibit 99.1

210 East Kirkwood Avenue Bloomington, Indiana 47408
Phone: (812) 336-0201 Phone: (800) 319-2664 www.monroebank.com

FOR IMMEDIATE RELEASE

Date:	December 16, 2010
Contact:	Mark D. Bradford, President/CEO, 812-331-3455, Bradford@monroebank.com
Media Contact:	Ashley Fisher, VP/Marketing Director, 812-353-7705, FisherA@monroebank.com

MONROE BANCORP ANNOUNCES SHAREHOLDER APPROVAL OF MERGER
WITH OLD NATIONAL BANCORP

BLOOMINGTON, INDIANA – Monroe Bancorp (NASDAQ: MROE) (“Monroe”) announced that at a special shareholders’ meeting held today, the shareholders of Monroe approved the merger of Monroe with and into Old National Bancorp (NYSE: ONB) (“ONB”).  It is anticipated that the merger will become effective on January 1, 2011.

Based on the terms of the Agreement and Plan of Merger dated October 5, 2010, between Monroe and ONB, holders of Monroe common stock will receive 1.275 shares of ONB common stock for each share of Monroe common stock held by them.  The exchange ratio will adjust if the price of ONB common stock (calculated near the closing time) exceeds $10.98 per share.  In such event, the Monroe shareholders will receive $14.00 of ONB common stock for each share of Monroe common stock held by them.  The exchange ratio is subject to other adjustments under certain circumstances if loan delinquencies at Monroe exceed specified amounts or if the consolidated shareholders’ equity of Monroe as adjusted, is below the amount as of June 30, 2010.  As of November 30, 2010, no such adjustments would have been required.

The merger agreement also provides that Monroe Bank, the bank subsidiary of Monroe, will be merged into Old National Bank, the bank subsidiary of ONB, at a future date.  That bank merger is also currently expected to occur on January 1, 2011.

Monroe, headquartered in Bloomington, Indiana, is an Indiana bank holding company with Monroe Bank as its wholly owned subsidiary. Monroe Bank was established in Bloomington in 1892, and offers a full range of financial, trust and investment services through its locations in central and south central Indiana. The company’s common stock is traded on the NASDAQ® Global Stock Market under the symbol MROE.

Forward-Looking Statements

This document contains forward-looking statements regarding future events and developments concerning Monroe and ONB.  You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.  Statements about the expected timing, completion and effects of the proposed merger and all other statements in this press release other than historical facts constitute forward-looking statements.

Forward-looking statements involve certain risks and uncertainties.  The ability of either Monroe or ONB to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain.  Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.  Because these forward-looking statements are subject to assumptions and uncertainties, the developments and future events concerning Monroe and ONB set forth in this press release may differ materially from those expressed or implied by these forward-looking statements.  You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document.

All written and oral forward-looking statements concerning the merger or other matters addressed in this press release and attributable to Monroe and ONB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  Monroe and ONB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

- ### -